Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Eileen Cassidy Rivera
Vangent, Inc.
(703) 284-5674
eileen.rivera@vangent.com

Vangent Announces CFO Christine Bailey’s Resignation

Controller Lori L. Becker Named Acting CFO, Active Search Underway

ARLINGTON, VA, August 8, 2008 – Vangent, Inc., a leading global provider of information management and strategic business process outsourcing solutions, announced the resignation of senior vice president and chief financial officer Christine Bailey, who is leaving Vangent effective August 13, 2008 to tend to an urgent family matter.

“I am personally grateful for the expertise and leadership Chris Bailey has provided Vangent over the past five years.  I wish Chris and her family well during this difficult time,” stated Mac Curtis, President and CEO of Vangent.

Lori L. Becker, Vice President and Controller, has been named acting Chief Financial Officer. Becker has been with Vangent since May 2006.  Previously, Becker was CFO, Executive Vice President and Controller of Deltek Systems.

Vangent has already begun an active chief financial officer search and expects to complete the search in the near future.

About Vangent, Inc.

Vangent, Inc. is a global provider of consulting, systems integration, human capital management, and business process outsourcing services to the U.S. federal and international governments, higher education institutions, and corporations.  Vangent’s 5,000 employees support clients including the Centers for Medicare & Medicaid Services, the U.S. Departments of Defense, Education, Health and Human Services, and Labor; and the U.S. Office of Personnel Management, as well as Fortune 500 companies.

Headquartered in Arlington, Virginia, the company has offices throughout the U.S. and in the U.K., Canada, Mexico, Venezuela, and Argentina.  For more information, visit www.vangent.com.

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